Exhibit 10.1

AMENDED AND RESTATED
INTERNATIONAL COAL GROUP, INC.
EXECUTIVE SEVERANCE PLAN

This is an amendment and restatement, effective May 6, 2011, of the International Coal Group, Inc. Executive Severance Plan for the benefit of certain employees of the Company and its Subsidiaries, on the terms and conditions hereinafter stated.  Each Subsidiary will be responsible for providing the benefits to which its employees (who are designated as Eligible Employees) may become entitled hereunder.  The Company agrees unconditionally to guarantee the performance by, and obligation of, each Subsidiary under this Plan.

This Plan, as set forth herein, is intended to help retain qualified and valued employees, maintain a stable work environment, and provide economic security to Eligible Employees in the event of certain terminations of employment.  This Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations § 2510.3-2(b).

1.	DEFINITIONS.

As used in this Plan:

1.1	“Affiliate” means any company controlled by, controlling, or under common control with, the Company.

1.2
“Base Salary” means, with respect to an Eligible Employee, the Eligible Employee’s annual base salary on the Severance Date or, if greater, as in effect immediately prior to a Change in Control or the occurrence of an event constituting Good Reason.

1.3
“Benefit Amount” means, with respect to an Eligible Employee, the monthly cost of maintaining:  (A) health benefits for the Eligible Employee (and the Eligible Employee’s spouse and eligible dependents) as of the Severance Date under a group health plan of the Company or its Affiliates for purposes of COBRA, excluding any short-term or long-term disability insurance benefits; and (B) life insurance benefits for the Eligible Employee as in effect on the Severance Date.

1.4	“Board” means the Board of Directors of the Company.

1.5
“Cause” means, for purposes of a termination of an Eligible Employee’s employment with the Company and its Affiliates:  (A) the commission by the Eligible Employee of (1) a felony or (2) any serious crime involving fraud, dishonesty or breach of trust; (B) gross negligence or intentional misconduct by the Eligible Employee with respect to the Company or any of its Subsidiaries or Affiliates or in the performance of his duties to the Company or any of its Subsidiaries or Affiliates; (C) failure to follow a reasonable, lawful and specific direction of the Board or the Eligible Employee’s direct supervisor; or (D) failure by the Eligible Employee to cooperate in any corporate investigation.  For purposes of this definition, no act or failure to act by an Eligible Employee shall be considered “intentional” unless done or omitted to be done by the Eligible Employee in bad faith and without reasonable belief that the Eligible Employee’s action or omission was in the best interests of the Company and its Subsidiaries and Affiliates.

1.6	“Change in Control” means the occurrence of any of the following events at any time:

(A)
the Company is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of shares of Common Stock outstanding immediately prior to such transaction;

(B)
the Company sells or otherwise transfers all or substantially all of its assets to any other corporation (other than a Subsidiary) or other legal person, and less than a majority of the combined voting power of the then outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of shares of Common Stock outstanding immediately prior to such sale or transfer;

(C)
if, at any time after any public offering of any of the Company’s equity securities, any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities; or

(D)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

1.7
“Change in Control Pro Rata Bonus” means, with respect to an Eligible Employee, an amount equal to the greater of (A) the Eligible Employee’s cash bonus(es) for the performance period(s) in which the Severance Date occurs, in each case, (1) multiplied by a fraction, the numerator of which is the number of days that elapsed in the applicable performance period through the Severance Date and the denominator of which is the number of days in the full applicable performance period; and (2) based upon the Company’s actual performance during the applicable performance period; or (B) the Eligible Employees target cash bonus(es) for the performance period(s) in which the Severance Date occurs, in each case, multiplied by a fraction, the numerator of which is the number of days that elapsed in the applicable performance period through the Severance Date and the denominator of which is the number of days in the full applicable performance period.  For the avoidance of doubt, in no event will the Eligible Employee be entitled to both (i) a pro rata bonus as contemplated by Section 6.7(e) of the Merger Agreement and (ii) a pro rata annual bonus that is paid as all or a portion of the Change in Control Pro Rata Bonus in respect of services prior to the “Closing Date” (as defined in the Merger Agreement).

1.8	“Change in Control Protection Period” means the period commencing on the date a Change in Control occurs and ending on the second anniversary of such date.

1.9	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

1.10
“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, including, without limitation, any rules and regulations promulgated thereunder, along with Treasury and Internal Revenue Service interpretations thereof.

1.11
“Common Stock” means the shares of common stock, $0.01 par value per share, of the Company or any security into which such shares of common stock may be changed by reason of any transaction or similar event.

1.12	“Company” means International Coal Group, Inc.

1.13	“Compensation Committee” means the Compensation Committee of the Board.

1.14
“Competitive Activity” means a Special Participant’s participation, without the prior written consent of the Board (which consent shall not be unreasonably withheld), in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company or any of its Subsidiaries or Affiliates and such enterprise’s sales of any product or service competitive with any product or service of the Company or any of its Subsidiaries or Affiliates amounted to 10% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s and its Subsidiaries’ and Affiliates’ aggregate net sales of said product or service amounted to 10% of the Company’s and its Subsidiaries’ and Affiliates’ aggregate net sales for the Company’s most recently completed fiscal year; provided, however, that Competitive Activity will not include (A) the mere ownership of securities in any such enterprise or the exercise of rights appurtenant thereto or (B) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

1.15	“Eligible Employee” means an employee of the Company, or a Subsidiary, who is designated as an Eligible Employee by the Compensation Committee or its designee.

1.16
“Employer” means, with respect to an Eligible Employee, the Company, or, if the Eligible Employee is not employed by the Company, then the Subsidiary which employs the Eligible Employee, or any successor thereto.

1.17	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.18	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

1.19	“Good Reason” means the occurrence of any of the following events without an Eligible Employee’s written consent:

(A)	material diminution in the Eligible Employee’s base compensation;

(B)	material diminution in the Eligible Employee’s authority or duties; or

(C)
relocation of the Eligible Employee’s primary office to a location more than 50 miles from the Eligible Employee’s primary office location on the date the Eligible Employee commenced participation in this Plan.

Notwithstanding the foregoing, any of the circumstances described above may not serve as the basis for Good Reason unless (1) the Eligible Employee provides written notice to the Company and the Employer within 90 days of the initial existence of the condition(s) constituting Good Reason and (2) the Company and the Employer fail to cure such condition(s) within 30 days after receipt from the Eligible Employee of such notice; provided that Good Reason will cease to exist with respect to a condition two years following the initial existence of such condition (but if the Eligible Employee does not claim Good Reason as a result of a condition within such period, the Eligible Employee will not be deemed to have waived the right to claim Good Reason upon the existence or occurrence of a subsequent (or similar) condition).

1.20	“Merger Agreement” means the Agreement and Plan of Merger by and among Arch Coal, Inc., Atlas Acquisition Corp. and International Coal Group, Inc., dated as of May 2, 2011.

1.21	“Person” means any “person” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

1.22	“Plan” means this Amended and Restated International Coal Group, Inc. Executive Severance Plan, as set forth herein, as it may be amended from time to time.

1.23
“Plan Administrator” means the person or persons appointed from time to time by the Compensation Committee, which appointment may be revoked at any time by the Compensation Committee; provided, however, that, following the occurrence of a Change in Control, the Company may not remove from office the individual or individuals who served as Plan Administrator immediately prior to the Change in Control; provided further, however, that if any such individual ceases to be affiliated with the Company, the Company may appoint another individual or individuals as Plan Administrator so long as the substitute Plan Administrator consists solely of an individual or individuals who either (A) were officers of the Company immediately prior to the Change in Control or (B) were directors of the Company immediately prior to the Change in Control and are not affiliated with the acquiring entity in the Change in Control.

1.24	A “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(A)	The Company enters into a definitive agreement, the consummation of which would result in the occurrence of a Change in Control;

(B)
Any Person (other than the Company or any Subsidiary) commences (within the meaning of Regulation 14D promulgated under the Exchange Act or any successor regulation) a tender or exchange offer which, if consummated, would result in a Change in Control;

(C)
Any Person (other than the Company or any Subsidiary) files with the Securities and Exchange Commission a preliminary or definitive proxy statement relating to an election contest with respect to the election or removal of directors of the Company which solicitation, if successful, would result in a Change in Control;

(D)
The acquisition by any Person (other than WL Ross Group, L.P. and its affiliates or Fairfax Financial Holdings Limited and its affiliates) of an aggregate “Beneficial Ownership” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of 15% or more of either (1) the then-outstanding Common Stock (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Potential Change in Control:  (a) any acquisition by the Company or any Subsidiary, (b) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (c) any acquisition by a Person that is permitted to, and actually does, report its Beneficial Ownership on Schedule 13G promulgated under the Exchange Act (or any successor schedule); provided that, if such Person subsequently becomes required to or does report its Beneficial Ownership on Schedule 13D promulgated under the Exchange Act (or any successor schedule), and at the time has Beneficial Ownership of 15% or more of either the Outstanding Company Common Stock or the combined voting power of the Outstanding Company Voting Securities, then a Potential Change in Control shall be deemed to occur at such time; or

(E)	The Compensation Committee adopts a resolution to the effect that a Potential Change in Control has occurred.

1.25
“Pro Rata Bonus” means, with respect to an Eligible Employee, an amount equal to the Eligible Employee’s cash bonus(es) for the performance period(s) in which the Severance Date occurs, in each case, (A) multiplied by a fraction, the numerator of which is the number of days that elapsed in the applicable performance period through the Severance Date and the denominator of which is the number of days in the full applicable performance period; and (B) based upon the Company’s actual performance during the applicable performance period.

1.26	“Section 409A” means Section 409A of the Code, and the rules, regulations and guidance promulgated thereunder by the U.S. Department of the Treasury or the U.S. Internal Revenue Service

1.27
“Severance” means (A) the involuntary termination of an Eligible Employee’s employment by the Employer other than for Cause (and other than due to death or disability), or (B) a voluntary termination of an Eligible Employee’s employment for Good Reason (unless, in either case, prior to termination of an Eligible Employee’s employment due to death or disability, the Employer has given the Eligible Employee notice of termination without Cause or the Eligible Employee has given the Employer notice of the occurrence of a Good Reason event); provided, however, that a Severance shall not occur by reason of the divestiture of a facility, sale of a business or business unit, or the outsourcing of a business activity with which an Eligible Employee is affiliated if (1) the Eligible Employee is provided comparable employment (e.g., with a Base Salary and Target Annual Bonus at least equal to that in effect immediately prior to such transfer of employment) by the entity which acquires such facility, business or business unit or which succeeds to such outsourced business activity; and (2) such entity continues to cover the Eligible Employee under a severance program which provides severance benefits no less favorable than this Plan for at least 12 months.

1.28	“Severance Date” means, with respect to an Eligible Employee, the date on which the Eligible Employee incurs a Severance.

1.29	“Special Participant” means an Eligible Employee designated as a Special Participant by the Compensation Committee.

1.30
“Subsidiary” means a corporation, company or other entity (A) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (B) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

1.31
“Target Annual Bonus” means, with respect to an Eligible Employee, an amount equal to the greater of (A) the Eligible Employee’s target annual cash bonus on the Severance Date, or (B) the Eligible Employee’s target annual cash bonus for the most recently completed fiscal year.

2.	SEVERANCE BENEFITS.

2.1
General.  Each Eligible Employee shall be entitled to severance payments and benefits pursuant to the applicable provisions of this Section 2 if the Eligible Employee incurs a Severance; provided, however, that, notwithstanding anything in this Plan to the contrary, upon an Eligible Employee becoming a participant in this Plan, the Eligible Employee shall cease to participate in any other severance plan, program, agreement or arrangement maintained by the Company or any Subsidiary or Affiliate.

2.2	Cash Payment. Each Eligible Employee who incurs a Severance shall be entitled to a single lump sum cash payment, payable on the 60th day following the Severance Date, in an amount equal to the sum of:

(A)	Base Salary (or two times Base Salary if the Eligible Employee incurs a Severance during the Change in Control Protection Period);

(B)	Target Annual Bonus (or two times Target Annual Bonus if the Eligible Employee incurs a Severance during the Change in Control Protection Period);

(C)	Pro Rata Bonus (or the Change in Control Pro Rata Bonus if the Eligible Employee incurs a Severance during the Change in Control Protection Period); and

(D)	12 times the Benefit Amount (or 24 times the Benefit Amount if the Eligible Employee incurs a Severance during the Change in Control Protection Period).

2.3
Equity Awards.  In the case of each Eligible Employee who incurs a Severance, notwithstanding the terms of any equity agreement, all of the Eligible Employee’s outstanding equity awards (including, without limitation, stock options, stock appreciation rights, restricted stock and restricted stock units) will fully vest and become non-forfeitable, with (A) any outstanding stock options and stock appreciation rights becoming fully exercisable (and with all stock options and stock appreciation rights remaining exercisable for at least 12 months following the Severance Date (but in no event later than the date of expiration of the original term of such award)); and (B) the restriction period on any restricted stock and restricted stock units held by the Eligible Employee will lapse and any other requirements or conditions with respect to the foregoing or other equity-based awards held by the Eligible Employee will lapse and be disregarded.  All equity awards accelerated pursuant to this Section 2.3 will be settled in accordance with the terms of the applicable equity incentive plan and any applicable award agreement.

2.4
Financial Consulting Services.  In the case of each Eligible Employee who incurs a Severance, the Employer shall reimburse the Eligible Employee for third-party financial consulting services suitable to the Eligible Employee’s situation for a period of 12 (or 24 if the Eligible Employee incurs a Severance during the Change in Control Protection Period) months immediately following the Severance Date or, if earlier, until the first acceptance by the Eligible Employee of an offer of employment; provided, however, that in no case shall the Employer be required to reimburse any amount in excess of $25,000 for financial consulting services.  Notwithstanding anything herein to the contrary, all reimbursements pursuant to this Section 2.4 shall be reimbursed by the Employer within 45 days (or, if applicable, on the Permissible Payment Date) following the date on which the Employer receives the applicable invoice from the applicable Eligible Employee (and approves such invoice) but in no event later than December 31st of the third calendar year following the year in which the Severance Date occurs.

2.5
Outplacement Services.  In the case of each Eligible Employee who incurs a Severance, the Employer shall reimburse the Eligible Employee for third-party outplacement services suitable to the Eligible Employee’s position for a period of 12 (or 24 if the Eligible Employee incurs a Severance during the Change in Control Protection Period) months immediately following the Severance Date or, if earlier, until the first acceptance by the Eligible Employee of an offer of employment; provided, however, that in no case shall the Employer be required to reimburse any amount in excess of $10,000 for outplacement services.  Notwithstanding anything herein to the contrary, all reimbursements pursuant to this Section 2.5 shall be reimbursed by the Employer within 45 days (or, if applicable, on the Permissible Payment Date) following the date on which the Employer receives the applicable invoice from the applicable Eligible Employee (and approves such invoice) but in no event later than December 31st of the third calendar year following the year in which the Severance Date occurs.

2.6
Release.  Notwithstanding the foregoing, as a condition to the payment or receipt of any payment or benefit pursuant to the applicable provision of this Section 2, each Eligible Employee shall be required to execute and not revoke (within the seven day revocation period) an effective general waiver and release of claims agreement in favor of the Company and its Subsidiaries and Affiliates, substantially in the form attached hereto as Exhibit A, before the 60th day following the Eligible Employee’s Severance Date.

3.	EXCISE TAX.

3.1
Notwithstanding any other provisions in this Plan, in the event that any payment or benefit received or to be received an Eligible Employee (including, without limitation, any payment or benefit received in connection with a Change in Control or the termination of the Eligible Employee’s employment, whether pursuant to the terms of this Plan or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Employer will reduce the Eligible Employee’s payments and/or benefits under this Plan, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero), in the following order:  (1) the lump sum cash payment described in Section 2.2; (2) the equity award acceleration described in Section 2.3; and (3) the outplacement and financial consulting reimbursements described in Sections 2.4 and 2.5 (the payments and benefits set forth in clauses (1) through (3), together, the “Potential Payments”); provided, however, that the Potential Payments shall only be reduced if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which the Eligible Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments.

3.2
For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax:  (A) no portion of the Total Payments the receipt or enjoyment of which the Eligible Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (B) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Eligible Employee and selected by the accounting firm which was, immediately prior to the Severance Date, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including, without limitation, by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (C) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

3.3
At the time that payments are made under this Plan, the Employer shall provide the Eligible Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including, without limitation, any opinions or other advice the Employer received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).  If the Eligible Employee objects to the Employer’s calculations, the Employer shall pay to the Eligible Employee such portion of the Potential Payments (up to 100% thereof) as the Eligible Employee determines is necessary to result in the proper application of this Section 3.  All determinations required by this Section 3 (or requested by either the Eligible Employee or the Employer in connection with this Section 3) shall be at the expense of the Employer.  The fact that an Eligible Employee’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 3 shall not of itself limit or otherwise affect any other rights of the Eligible Employee under this Plan.

4.	PLAN ADMINISTRATION.

4.1
The Plan Administrator shall administer this Plan and may interpret this Plan, prescribe, amend and rescind rules and regulations under this Plan and make all other determinations necessary or advisable for the administration of this Plan, subject to all of the provisions of this Plan.

4.2	The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

4.3
The Plan Administrator is empowered, on behalf of this Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under this Plan.  The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under this Plan.  Such persons shall exercise no discretionary authority or discretionary control respecting the management of this Plan.  All reasonable expenses thereof shall be borne by the Company.

5.	CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION.

Upon becoming a participant in this Plan, each Eligible Employee acknowledges and agrees to the provisions set forth in this Section 5.

5.1
Non-Disclosure.  The Eligible Employee will not at any time while employed by the Company or any of its Affiliates, directly or indirectly, other than in connection with the performance of services for the Company and its Affiliates, use for himself or use for, or disclose to, any party other than the Company and its Affiliates, any secret or confidential information or data regarding the business of the Company or its Affiliates or any secret or confidential information or data regarding the business or property of the Company or its Affiliates or regarding any secret or confidential apparatus, process, system or other method at any time used, developed or investigated by or for the Company or its Affiliates, whether or not developed, acquired, discovered or investigated by the Eligible Employee.  On the Severance Date or as soon thereafter as possible, the Eligible Employee shall promptly deliver to the Company all memoranda, notes, records, plats, sketches, plans or other documents made by, compiled by, delivered to, or otherwise acquired by the Eligible Employee concerning the business or properties of the Company or its Affiliates or any secret or confidential product, apparatus or process used, developed, acquired or investigated by the Company or its Affiliates.

5.2
No Solicitation.  The Eligible Employee hereby agrees and covenants that during the Eligible Employee’s employment with the Company or any of its Affiliates, and for a period of two years thereafter, so long as the Company and its Affiliates are not in material breach of this Plan, the Eligible Employee shall not, directly or indirectly, on his own behalf or with others:  (A) induce or attempt to induce any employee of the Company or its Affiliates who is (or was at any time during the most recent 90 days that the Eligible Employee was employed by, or providing services to, the Company or its Affiliates) a direct report to the Eligible Employee, a direct supervisor of the Eligible Employee, or a president, mine superintendent or maintenance superintendent or an equivalent position of any subsidiary or operating unit of the Company or its Affiliates (a “Protected Employee”) to leave the employ of the Company and its Affiliates, or in any way interfere with the relationship between the Company and its Affiliates and any Protected Employee, except that it is specifically agreed by the Eligible Employee and the Company that this Section 5.2 is not violated by any response by a Protected Employee to a publicly announced job opening with the Eligible Employee or his subsequent employer whether such announcement appears in newspapers, trade publications, web sites or similar public media; or (B) induce or attempt to induce any referral source, customer or other business relation of the Company or its Affiliates not to do business with the Company and its Affiliates, or to cease doing business with the Company and its Affiliates; provided, however, that the foregoing provisions of this Section 5.2 shall not prohibit the Eligible Employee from participating in any response to an open bidding or quote request of any customer of the Company or its Affiliates, or prohibit the Eligible Employee from any solicitation that does not, directly or indirectly, divert business from the Company and its Affiliates; and, provided further, that the Eligible Employee and any subsequent employer may in the ordinary course of business compete with the Company and its Affiliates for customers, properties or otherwise, without violating this Section 5.2, provided that the Eligible Employee shall not attempt to induce any entity with which the Company or its Affiliates has any existing business relationship to terminate that business relationship prior to the termination of existing contracts or orders with that entity.

5.3
Non-Competition.  Each Eligible Employee who is a Special Participant also acknowledges and agrees that, during (A) the Special Participant’s employment with the Company or any of its Subsidiaries or Affiliates and (B) the one-year period immediately following the Special Participant’s Severance Date, the Special Participant shall not engage in any Competitive Activity.

5.4
Injunctive Relief.  The Eligible Employee acknowledges that it is impossible to measure in money the damages that will accrue to the Company and its Affiliates by reason of the Eligible Employee’s failure to observe any of the obligations imposed on him by this Section 5.  Accordingly, if the Company or its Affiliates shall institute an action to enforce the provisions hereof, the Eligible Employee hereby waives the claim or defense that an adequate remedy at law is available to the Company or its Affiliates, and the Eligible Employee agrees not to urge in any such action the claim or defense that such remedy at law exists.

5.5
Severability.  If a final determination is made by a court having competent jurisdiction that the time or territory or any other restriction contained in Section 5.1, 5.2 or 5.3 is an unenforceable restriction on the Eligible Employee’s activities, the provisions of such section(s) shall not be rendered void but shall be deemed amended to apply such maximum time and scope and such other restrictions as such court may judicially determine or otherwise indicate to be reasonable.

6.	PLAN MODIFICATION OR TERMINATION.

Notwithstanding anything herein to the contrary, this Plan may be amended or terminated by the Board or the Compensation Committee at any time with respect to some or all Eligible Employees; provided, however, that, during the pendency of a Potential Change in Control, and during the Change in Control Protection Period, this Plan may not be terminated or suspended, nor may this Plan be amended during the pendency of a Potential Change in Control, or during the Change in Control Protection Period if such amendment would be adverse to the interests of any Eligible Employee, without the consent of the Eligible Employee.

7.	GENERAL PROVISIONS.

7.1
If the Company or any Subsidiary or Affiliate is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company or any Subsidiary or Affiliate is obligated by law to provide advance notice of separation to an Eligible Employee (a “Notice Period”), then any payments to the Eligible Employee pursuant to Section 2.2 shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

7.2
Neither the establishment of this Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company or any Subsidiary or Affiliate, and all Eligible Employees shall remain subject to discharge to the same extent as if this Plan had never been adopted.

7.3
If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

7.4
The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.  Similarly, the use of the masculine gender with respect to pronouns herein is for purposes of convenience and refers to either sex who may be an Eligible Employee.  Unless otherwise specified, all Section references herein are to this Plan.  Any reference to a day or days herein refers to a calendar day or days unless otherwise stated.

7.5
This Plan shall not be funded.  No Eligible Employee shall have any right to, or interest in, any assets of the Company (or any of its Subsidiaries or Affiliates) which may be applied by the Company (or any of its Subsidiaries or Affiliates) to the payment of benefits or other rights under this Plan.  Nothing contained in this Plan, and no action taken pursuant to this Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company (or any of its Subsidiaries or Affiliates) and any Eligible Employee or any other person.  The rights of each Eligible Employee or each Eligible Employee’s estate to benefits under this Plan shall be solely those of an unsecured creditor of the Employer.

7.6
Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

7.7	This Plan shall be construed and enforced according to the laws of the State of Delaware, without reference to principles of conflicts of laws.

7.8	All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator.

7.9
Following the Severance Date, if and to the extent requested by the Board, each Eligible Employee, as applicable, agrees to resign from the Board, and from all fiduciary positions (including, without limitation, as trustee) and all other offices and positions he holds with the Company and its Subsidiaries and Affiliates; provided, however, that if the Eligible Employee refuses to tender his resignation after the Board has made such request, then the Board will be empowered to tender the Eligible Employee’s resignation or remove the Eligible Employee from such offices and positions.

8.	SUCCESSORS; BINDING AGREEMENT.

8.1
Successors of the Company.  The Company shall require any successor (and its parent, if applicable) who shall purchase all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree in writing to maintain this Plan in the same manner and to the same extent that the Company would be required to maintain it; provided that no such agreement shall be required if the successor (and its parent, if applicable) shall be or remain so obligated by operation of law.  As used in this Section 8.1, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to maintain this Plan or which otherwise becomes bound by all the terms and provisions hereof by operation of law.

8.2
Eligible Employee’s Heirs, etc.  This Plan shall inure to the benefit of and be enforceable by each Eligible Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.  If an Eligible Employee should die while any amounts would still be payable to the Eligible Employee hereunder as if the Eligible Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms hereof to the Eligible Employee’s designee or, if there be no such designee, to the Eligible Employee’s estate.  When a payment is due under this Plan to a severed Eligible Employee who is unable to care for his affairs, payment may be made directly to the Eligible Employee’s legal guardian or personal representative.

8.3
Non-alienation.  Except by will or intestacy as set forth in Section 8.2, no right, benefit or interest of any Eligible Employee hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law.  Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

9.	CONDITIONS TO PAYMENT, REIMBURSEMENT AND ACCELERATION.

9.1
General.  Payments and benefits under this Plan are intended to comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith.

9.2
Separation from Service.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, an Eligible Employee shall not be considered to have terminated employment with the Employer for purposes of this Plan and no payments shall be due to the Eligible Employee under this Plan until the Eligible Employee would be considered to have incurred a “separation from service” from the Employer within the meaning of Section 409A.

9.3
Delay for Specified Employees.  Notwithstanding any provisions of this Plan to the contrary, if an Eligible Employee is a “specified employee” (within the meaning of Section 409A and determined pursuant to policies adopted by the Employer consistent with Section 409A) at the time of the Eligible Employee’s separation from service and if any portion of the payments or benefits to be received by the Eligible Employee upon separation from service would be considered deferred compensation under Section 409A and cannot be paid or provided to the Eligible Employee without his incurring taxes, interest or penalties under Section 409A, amounts that would otherwise be payable pursuant to this Plan and benefits that would otherwise be provided pursuant to this Plan, in each case, during the six-month period immediately following the Eligible Employee’s separation from service will instead be paid or made available on the earlier of (A) the first day of the seventh month following the date of the Eligible Employee’s separation from service and (B) the Eligible Employee’s death (the applicable date, the “Permissible Payment Date”).

9.4
Reimbursements.  With respect to any amount of expenses eligible for reimbursement that is required to be included in an Eligible Employee’s gross income for federal income tax purposes, such expenses shall be reimbursed by the Employer within 60 days (or, if applicable, on the Permissible Payment Date) following the date on which the Employer receives the applicable invoice from the applicable Eligible Employee (and approves such invoice) but in no event later than December 31st of the year following the year in which the Eligible Employee incurs the related expenses.  In no event shall the reimbursements or in-kind benefits to be provided by the Employer in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall an Eligible Employee’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

9.5	Separate Payments. Each payment under this Plan shall be considered a “separate payment” and not one of a series of payments for purposes of Section 409A.

10.	CLAIMS, INQUIRIES, APPEALS.

10.1
Applications for Benefits and Inquiries.  Any application for benefits, inquiries about this Plan or inquiries about present or future rights under this Plan must be submitted to the Plan Administrator in writing, as follows:

Plan Administrator:  Amended and Restated International Coal Group, Inc. Executive Severance Plan
c/o International Coal Group, Inc.
300 Corporate Centre Drive
Scott Depot, WV 25560
Attention:  Vice-President, Human Resources and Benefits

10.2
Denial of Claims.  In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial.  The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review, and an explanation of this Plan’s review procedure.

This written notice will be given to the employee within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision on the application.  If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied.  The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.

10.3
Request for a Review.  Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied).  The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim.  A request for a review shall be in writing and shall be addressed to:

Plan Administrator:  Amended and Restated International Coal Group, Inc. Executive Severance Plan
c/o International Coal Group, Inc.
300 Corporate Centre Drive
Scott Depot, WV 25560
Attention:  Vice-President, Human Resources and Benefits

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.  The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.

10.4
Decision on Review.  The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period.  The Plan Administrator will give prompt, written notice of his or her decision to the applicant.  In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based.  If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 10.4, the application will be deemed denied on review.

10.5
Rules and Procedures.  The Plan Administrator may establish rules and procedures, consistent with this Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims.  The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

10.6
Exhaustion of Remedies.  No legal action for benefits under this Plan may be brought until the claimant (A) has submitted a written application for benefits in accordance with the procedures described by Section 10.1, (B) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (C) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10.3 and (D) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 10.4).  Notwithstanding anything in this Plan regarding the Plan Administrator’s authority to determine eligibility for benefits or to construe the terms of this Plan, in the event of any dispute or legal action relating to a payment or benefit in respect of a Severance that occurs during the Change in Control Protection Period, the standard of review with respect to such dispute or legal action will be de novo.

11.	LEGAL FEES.

11.1
If any contest or dispute shall arise under or in connection with this Plan involving termination of an Eligible Employee’s employment while this Plan is in effect or involving the failure or refusal of the Employer or the Company to perform fully in accordance with the terms of this Plan, and the Eligible Employee prevails in such contest or dispute with respect to at least one material issue, then the Employer shall reimburse the Eligible Employee on a current basis for all reasonable legal fees and related expenses, if any, incurred by the Eligible Employee in connection with such contest or dispute, together with interest at a rate equal to the prime rate as reported in The Wall Street Journal on the day of the reimbursement, such interest to accrue 30 days from the date the Employer receives the Eligible Employee’s statement for such fees and expenses through the date of payment thereof.

EXHIBIT A

WAIVER AND RELEASE OF CLAIMS AGREEMENT

___________________ (“Employee”) and ________________ (“Employer”) hereby acknowledge that Employee is being offered certain payments and benefits as part of the Amended and Restated International Coal Group, Inc. Executive Severance Plan (the “Plan”), and enter into this Waiver and Release of Claims Agreement (this “Agreement”) pursuant to the following terms and conditions:

Severance Benefits

1. In exchange for Employee’s promises in this Agreement, Employer agrees to tender to Employee the severance amounts and benefits set forth in Section 2 of the Plan (the “Severance Benefits”).

2. Employee agrees that Employee will be entitled to receive the Severance Benefits only if Employee accepts and does not revoke this Agreement, which requires Employee to release both known and unknown claims.

3. Employee agrees that the Severance Benefits tendered under the Plan constitute fair and adequate consideration for the execution of this Agreement.  Employee further agrees that Employee has been fully compensated for all wages and fringe benefits, including, but not limited to, paid and unpaid leave, due and owing, and that the Severance Benefits are in addition to payments and benefits to which Employee is otherwise entitled.

Claims That Are Being Released

4. Employee agrees that this Agreement constitutes a full and final release by Employee and Employee’s descendants, dependents, heirs, executors, administrators, assigns, and successors, of any and all claims, charges, and complaints, whether known or unknown, that Employee has or may have to date against Employer and any of its parents, subsidiaries, or affiliated entities and their respective officers, directors, shareholders, partners, joint venturers, employees, consultants, insurers, agents, predecessors, successors, and assigns, arising out of or related to Employee’s employment or the termination thereof, or otherwise based upon acts or events that occurred on or before the date on which Employee signs this Agreement.  To the fullest extent allowed by law, Employee hereby waives and releases any and all such claims, charges, and complaints in return for the Severance Benefits.  This release of claims is intended to be as broad as the law allows, and includes, but is not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith or fair dealing, express or implied, any tort or common law claims, any legal restrictions on Employer’s right to terminate employees, and any claims under any federal, state, municipal, local, or other governmental statute, regulation, or ordinance, including, without limitation:

(a)
claims of discrimination, harassment, or retaliation under equal employment laws such as the West Virginia Human Rights Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, the anti-discrimination provisions of the West Virginia Workers’ Compensation Act (West Virginia Code §23-5A-1 et seq.), and the Equal Pay Act, and any and all other federal, state, municipal, or local equal opportunity laws;

(b)
claims of wrongful termination of employment; statutory, regulatory, and common law “whistleblower” claims; claims for wrongful termination in violation of public policy; or any other cause of action arising under or based on the common law of West Virginia or the public policy of the State of West Virginia, including, but not limited to, intentional infliction of emotional distress;

(c)	claims arising under the Employee Retirement Income Security Act of 1974, except for any claims relating to vested benefits under Employer’s employee benefit plans;

(d)	claims of violation of wage and hour laws, including, but not limited to, claims for overtime pay, meal and rest period violations, and recordkeeping violations; and

(e)	claims of violation of federal, state, municipal, or local laws concerning leaves of absence, such as the Family and Medical Leave Act.

5. If Employee has worked or is working in California, Employee expressly agrees to waive the protection of Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR

Claims That Are Not Being Released

6. This release does not include any claims that may not be released as a matter of  law, and this release does not waive claims or rights that arise after Employee signs this Agreement.  Further, this release will not prevent Employee from doing any of the following:

(a)
obtaining unemployment compensation, state disability insurance, or workers’ compensation benefits from the appropriate agency of the state in which Employee lives and works, provided Employee satisfies the legal requirements for such benefits (nothing in this Agreement, however, guarantees or otherwise constitutes a representation of any kind that Employee is entitled to such benefits);

(b)	asserting any right that is created or preserved by this Agreement, such as Employee’s right to receive the Severance Benefits;

(c)
filing a charge, giving testimony or participating in any investigation conducted by the Equal Employment Opportunity Commission (the “EEOC”) or any duly authorized agency of the United States or any state (however, Employee is hereby waiving the right to any personal monetary recovery or other personal relief should the EEOC (or any similarly authorized agency) pursue any class or individual charges in part or entirely on Employee’s behalf); or

(d)
challenging or seeking determination in good faith of the validity of this waiver under the Age Discrimination in Employment Act (nor does this release impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law).

Additional Employee Covenants

7. To the extent applicable, Employee confirms and agrees to Employee’s continuing obligations under Section 5 of the Plan (entitled Confidentiality, Non-Solicitation and Non-Competition) following termination of Employee’s employment with Employer.

Voluntary Agreement And Effective Date

8. Employee understands and acknowledges that by signing this Agreement, Employee is agreeing to all of the provisions stated in this Agreement, and has read and understood each provision.

9. The parties understand and agree that:

(a)
 Employee will have a period of 45 calendar days in which to decide whether or not to sign this Agreement, and an additional period of seven calendar days after signing in which to revoke this Agreement.  If Employee signs this Agreement before the end of such 45-day period, Employee certifies and agrees that the decision is knowing and voluntary and is not induced by Employer through (i) fraud, misrepresentation, or a threat to withdraw or alter the offer before the end of such 45-day period or (ii) an offer to provide different terms in exchange for signing this Agreement before the end of such 45-day period.

(b)
In order to exercise this revocation right, Employee must deliver written notice of revocation to ________________ on or before the seventh calendar day after Employee executes this Agreement.  Employee understands that, upon delivery of such notice, this Agreement shall terminate and become null and void.

(c)
The terms of this Agreement will not take effect or become binding, and Employee will not become entitled to receive the Severance Benefits, until that seven-day period has lapsed without revocation by Employee.  If Employee elects not to sign this Agreement or revokes it within seven calendar days of signing, Employee will not receive the Severance Benefits.

(d)	All amounts payable hereunder shall be paid in accordance with the applicable terms of the Plan.

Governing Law

10. This Agreement shall be governed by the substantive laws of the State of Delaware, without regard to conflicts of law, and by federal law where applicable.

11. If any part of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will not be affected in any way.

Consultation With Attorney

12. Employee is hereby encouraged and advised to confer with an attorney regarding this Agreement.  Employee acknowledges that Employee has been provided with the toll-free telephone number of the West Virginia State Bar (1-866-989-8227).  By signing this Agreement, Employee acknowledges that Employee has  consulted, or had an opportunity to consult with, an attorney or a representative of Employee’s choosing, if any, and that Employee is not relying on any advice from Employer or its agents or attorneys in executing this Agreement.

13. This Agreement was provided to Employee for consideration on _____________.

PLEASE READ THIS AGREEMENT CAREFULLY; IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

[Remainder of page intentionally left blank]

Employee certifies that Employee has read this Agreement and fully and completely understands and comprehends its meaning, purpose, and effect.  Employee further states and confirms that Employee has signed this Agreement knowingly and voluntarily and of Employee’s own free will, and not as a result of any threat, intimidation or coercion on the part of Employer or its representatives or agents.

Date:	EMPLOYEE
Date:	EMPLOYER BY: ITS:

STATE OF WEST VIRGINIA,

COUNTY OF ____________, To Wit:

I, ______________________, a notary public in and for the County and State aforesaid, do hereby certify that ____________________, whose name is affixed to the foregoing writing bearing date the _______day of _________, 201__, has this day acknowledged the same before me in my said County and State.

Given under my hand this _____day of __________, 201__.

________________________________

                   NOTARY PUBLIC